FORM 8-A



SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934


Atlas Air, Inc.
(Exact name of registrant as specified in its charter)


 Delaware                                   84-1207329
(State of incorporation or organization)   (I.R.S. Employer
                                            Identification No.)

538 Commons Drive, Golden, Colorado	     80401
(Address of principal executive offices)    (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class             Name of each exchange on which
to be so registered             each class is to be registered

Common Stock $.01 Par Value     New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:


 None
(Title of Class)







Item 1.	Description of Registrant's Securities to be Registered

		Common Stock, $.01 Par Value

		The capital stock of Atlas Air, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock with a par value of $.01 per share. Except as to certain limitations imposed on foreign owners (see below), holders of Common Stock are entitled to one vote per share at all meetings of stockholders. Dividends that may be declared on the Common Stock will be paid in an equal amount to the holder of each share. No preemptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights, nor are there any redemption or sinking fund provisions and there is no liability to further calls or to assessments by the Registrant.

Limitation on Voting by Foreign Owners

	The Company's Restated Certificate of Incorporation defines "Foreign Ownership Restrictions" as "applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers (as amended or modified from time to time)." Such restrictions currently require that no more than 25% of the voting stock of the Company be owned or controlled, directly or indirectly, by persons who are not U.S. citizens ("Foreigners") for purposes of the Foreign Ownership Restrictions, that the Company's chief executive officer and at least two-thirds of the members of its Board of Directors and other managing officers be U.S. citizens and that the Company not otherwise be subject to foreign control.

	The Company's Restated Certificate of Incorporation provides that no shares of capital stock may be voted by or at the direction of Foreigners, unless such shares are registered on a separate stock record (the "Foreign Stock Record"). The
Company's Restated Bylaws further provide that no shares will be registered on the Foreign Stock Record if the amount so registered would exceed the Foreign Ownership Restrictions. Registration on the Foreign Stock Record is made in chronological order based on the date the company receives a written request for registration.

Certain Provisions of the Company's Restated Certificate of
Incorporation and Bylaws

	The Company's Restated Certificate of Incorporation and Restated Bylaws include certain provisions summarized below which may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that stockholders might consider in their best interest, including attempts that might result in a premium over the market price for shares held by stockholders.

	The Company's Restated Certificate of Incorporation and Restated Bylaws provide (i) that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and not by written consent of the stockholders, (ii) that any meeting of stockholders may be called only by the Chairman of the Board or upon the affirmative vote of at least a majority of the members of the Board of Directors and, (iii) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days before the meeting, and must contain certain information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of at least a majority of the directors or the holders of at least 66 2/3 % of the voting power of the Company's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the bylaw provisions described in this paragraph .

	Item 2.	Exhibits.

1.	All exhibits required by Instruction II to Item 2 will be
supplied to the New York Stock Exchange.


SIGNATURES

	Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

					ATLAS AIR, INC.
					(Registrant)


					By	/s/  Richard Shuyler
					Name:	Richard H. Shuyler H.
					Title:	Senior Vice President -Finance
            					Chief Financial Officer and
Dated:  November 4, 1997			Treasurer